Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 16, 2015 relating to the consolidated financial statements of TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) and Subsidiaries as of December 31, 2014 and for the period from November 12, 2014 to December 31, 2014, and the consolidated financial statements of TransFirst, Inc. and Subsidiaries for the period from January 1, 2014 to November 11, 2014, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

October 16, 2015